Exhibit 10.1

[DATE]	STRICTLY CONFIDENTIAL

[NAME]

[ADDRESS]

Dear [NAME],

Engagement Agreement for the Appointment of [POSITION] (“Agreement”)

This letter summarizes the terms under which we would like to formally offer you the position of [POSITION] and to perform your duty at GDC Technology Limited (the “Company”). The commencement date will be on [DATE] (“Commencement Date”).

1.              Salary

The Company shall pay you a monthly salary of [            ], such salary to accrue on a day to day basis and payable on or about the last day of each calendar month. You will participate in the Mandatory Provident Fund Scheme and from your salary we will deduct and pay for you your share of contribution in accordance with the applicable regulations.

2.              Probation

Starting from the Commencement Date, your will be subject to a [ ] months probation (as may be extended at the sole discretion of the Company). The Company will confirm you in writing that your probation has been completed (“Probation”).

3.              Bonus

Upon the Company’s written confirmation to you that your Probation is completed, and upon one (1) full year of service (twelve (12) full months of service), you will be entitled to receive a 13th month bonus (equal to one (1) month’s salary). If you do not serve for at least twelve (12) months of service, the 13th month bonus shall be prorated based on the period of service commencing from the date that completion of your Probation has been confirmed by the Company. After one (1) full year of service to the Company, you will thereafter be entitled to a 13th month bonus following the completion of each additional twelve (12) months’ period of service.

4.              Discretionary Bonus

Our Board may in its absolute sole discretion offer you a bonus from time to time.

5.              Medical Benefit

After confirmation of your employment, you will be provided with medical and hospital insurance under the Company’s Group Medical Insurance Policy generally accorded to employees holding similar position in the Company.

6.              Annual Leave

You shall be entitled to fourteen (14) working days paid leave per annum or such number of working days on a pro-rata basis for services of less than one full calendar year. You will need to seek our prior approval to your taking the leave for our internal arrangement purpose. If your employment is terminated during the course of a year, your leave entitlement will be pro-rated accordingly.

Leave entitlements not consumed within the applicable year shall be forfeited unless otherwise agreed by the Company in its absolute discretion. Unused leave entitlements may not be off-set against any applicable notice period unless the Company otherwise directs.

7.              Duties

You shall diligently perform all the duties accorded to your position and shall:

(A)            faithfully serve the Company and devote substantially all of your business time and attention to the performance of your duties and the advancement of the best interests of the Company;

(B)            not, directly or indirectly, render services to any other person or organization for which you receive compensation without the prior written approval of the Company;

(C)            refrain from engaging in any activity that does, shall or could reasonably be deemed to conflict with the best interests of the Company;

(D)            keep the Company promptly and fully informed regarding the affairs of the Company and related companies providing such explanations as required, and at all times obey the reasonable and lawful directions of the Company and your supervisors and the Company’s policies in force from time to time;

(E)             comply with all Company policies in force from time to time;

(F)              not at any time make any untrue or misleading statement relating to the Company or any group company;

(G)            report to work at such location as required by the Company; and

(H)           not do anything that will result in i) increased premiums under the Company’s insurance policies or ii) a reduction or loss of insurance coverage/protection under the Company’s insurance policies.

8.              Termination

(A) The employment may be terminated by either party without cause:

(i)                 during the first month of Probation by giving the other party not less than twenty-four (24) hours written notice; and

(ii)              at any time from the first day of second month of Probation through the completion of Probation, by giving the other party not less than seven (7) days written notice or payment in lieu thereof; and

(iii)           after the completion of the Probation, by giving the other party not less than one (1) month written notice or payment in lieu thereof.

(B) The Company shall be entitled to terminate your employment without prior notice if you, at any time:

(i)                 become of unsound mind, or

(ii)              for any reason that would constitute a termination “For Cause” by the Board. “For Cause” means:

(a)              refusal to perform lawful duties;

(b)              material breach of this Agreement;

(c)               material misconduct;

(d)              material failure to follow Company policies, rules, regulations, directions, or reasonable orders;

(e)               intentional destruction or theft of Company property or falsification of Company documents;

(f)                conviction of a felony or any crime involving moral turpitude;

(g)               if you breach any of the clause of the Restrictive Covenants, Ownership of Work Products & Indemnity Deed which you will have to enter into as a condition of your employment.

Upon termination, you shall be entitled to payment of salary in lieu of any unused leave entitlement and shall, upon termination for any reason whatsoever, be obliged to repay the Company any payment received for leave taken in excess of your entitlement.

The Company shall be entitled to pay you salary in lieu of any applicable notice period as specified under this Agreement. You may similarly do so subject to the prior consent of the Company.

9.              Confidentiality

You shall not at any time, whether during your employment with the Company or thereafter, communicate, divulge or otherwise disclose to any third party:

(A)                 any trade secrets, other information of a confidential nature or non-public information of or relating to the Company or to any group company; or

(B)                 any information in respect of which the Company or any group company owes a duty of confidentiality to a third party (collectively “Confidential Information”).

You may not use any Confidential Information for your own benefit or the benefit of any third party.

10.       Restrictive Covenants, Ownership of Work Products & Indemnity Deed

You are required to sign a Restrictive Covenants, Ownership of Work Products & Indemnity Deed on the terms set out in Appendix I prior to commencement of your employment.

11.       Return of Property

Upon termination of this agreement for any reason whatsoever, you shall forthwith return all property of the Company, including Confidential Information, in your possession, power or control to the Company.

12.       Tax and Withholding

You shall be solely responsible to pay all taxes arising in connection with your employment under this letter in whatever jurisdiction and all payments paid or payable and benefits under this letter shall be subject to all withholdings, tax or otherwise, as required by law.

13.       Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties in relation to the subject matter hereunder and supersedes any oral or written understandings or agreements between you and the Company or any of its group companies.

14.       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of The Hong Kong Special Administrative Region of the People’s Republic of China and each of the parties hereto submits to the jurisdiction of the Courts of The Hong Kong Special Administrative Region of the People’s Republic of China.

Please indicate your acceptance of the engagement by signing and returning the duplicate of this letter.

Yours faithfully,

For and on behalf of
GDC TECHNOLOGY LIMITED	Confirmed and accepted by:

[NAME]	Name:
[TITLE]	HKID No.:
Date: